Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

GENUS TECHNOLOGIES SOFTWARE, LLC, AS BUYER

AND

GENUS TECHNOLOGIES, LLC, AS MEMBER

AND

ANCEPT CORPORATION, AS SELLER

AND

VIEWCAST.COM, INC., AS SHAREHOLDER

DATED AS OF JANUARY 13, 2012

i

Exhibits

Exhibit A — Definitions
Exhibit B — Form of Security Agreement
Exhibit C — Form of VMp Live Software License
Exhibit D — Form of Master Distribution and Support Agreement

Schedules

Schedule 2.1(i)	—	Assets
Schedule 2.1(ii)	—	Assumed Contracts
Schedule 2.2	—	Other Excluded Assets
Schedule 2.3	—	Assumed Liabilities
Schedule 3.2(A)	—	Acquired Sales Pipeline and Resellers
Schedule 3.3(i)	—	Seller’s Balance Sheet as of November 30, 2011
Schedule 3.3(ii)	—	Pre-Closing Allocation Adjustment
Schedule 4.1	—	States in which Qualified to do Business
Schedule 4.3	—	No Violation Exceptions
Schedule 4.5	—	Governmental Authorizations and Third Party Consents
Schedule 4.8(B)	—	Leased Property
Schedule 4.9(A)	—	Seller Products
Schedule 4.9(B)	—	Registered IP
Schedule 4.9(C)	—	Intellectual Property Rights and Licensed Intellectual Property
Schedule 4.9(D)	—	Restrictive Control
Schedule 4.9(F)(iv)	—	Escrow Agreements
Schedule 4.9(F)(vi)	—	Third Party Payments
Schedule 4.9(G)(iii)	—	Actions, Filings and Payments
Schedule 4.9(H)(i)	—	Correspondence
Schedule 4.9(H)(ii)	—	Correspondence – Predecessor Owner
Schedule 4.9(K)(i)	—	Notices
Schedule 4.9(O)(i)	—	Escrow Agreement
Schedule 4.9(O)(ii)	—	Source Code
Schedule 4.9(P)	—	Copyleft; Open Source Technology
Schedule 4.9(R)	—	Domain Names
Schedule 4.10(A)	—	Limiting Contracts
Schedule 4.10(B)	—	Assumed Contracts
Schedule 4.10(C)	—	Assumed Contracts for Which Consents are Required
Schedule 4.12	—	Permits
Schedule 4.15	—	Compliance with Other Instruments and Laws
Schedule 4.18	—	Brokers
Schedule 4.19(A)	—	Employee Benefit Plans
Schedule 4.19(D)	—	Health Care Coverage Employees
Schedule 4.19(E)	—	Current Employees, Contractors

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 13th day of January 2012 by and among Ancept Corporation, a Delaware corporation (“Seller”), ViewCast.com, Inc., dba ViewCast Corporation, a Delaware corporation (“Shareholder”), and Genus Technologies Software, LLC, a Minnesota limited liability corporation (“Buyer”) and Genus Technologies, LLC, a Minnesota limited liability company (“Member”).

R E C I T A L S

A.	Seller is engaged in the Business (as defined in Exhibit A); and

B.

Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Acquired Assets, and Buyer has agreed to assume the Assumed Liabilities, all for the consideration, and upon the terms and subject to the conditions, herein set forth (the “Acquisition”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The definitions set forth in Exhibit A are incorporated herein by reference.

ARTICLE 2

BASIC TRANSACTION

2.1 Purchase and Sale of Acquired Assets and Liabilities. In consideration for the payment of the Purchase Price, as set forth in Article 3 (the “Purchase Price”), on the Closing Date, and subject to the terms of this Agreement, (A) Seller will sell and transfer to Buyer, or a wholly-owned subsidiary of Buyer designated by Buyer, certain of its operating assets, property, rights and good-will associated with the Business, as follows: (i) the “Assets” as identified on Schedule 2.1(i) and (ii) the “Assumed Contracts” as identified on Schedule 2.1(ii) (the Assets and Assumed Contracts transferred at Closing are collectively referred to herein as the “Acquired Assets”) and (B) Buyer will assume and be obligated for the Assumed Liabilities as described in Section 2.3, but only to the extent specified therein. (Subject to Sections 2.2 and 2.4, the Acquired Assets and Assumed Liabilities transferred at Closing are collectively referred to herein as the “Acquired Assets and Liabilities”).

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets and Liabilities will not include (A) any of the assets set forth in Schedule 2.2 or (B) any assets related to the Plans (collectively the “Excluded Assets”).

2.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, after the Closing Date, Buyer shall assume and agree to pay, honor, perform and discharge when due, and shall indemnify and hold Seller harmless with respect thereto all of the following liabilities, which, collectively, shall be deemed the “Assumed Liabilities”:

(A) all liabilities of Seller to be performed after the Closing Date and liabilities listed on Schedule 2.3 that are assigned to Buyer at the Closing;

(B) all liabilities and obligations of Seller under the Assumed Contracts to be performed after the Closing Date (but excluding any performance obligations or monetary liabilities and obligations of Seller that were to be performed or paid by Seller prior to or on the Closing Date, with respect to which Seller shall indemnify and hold Buyer harmless) that are assigned to Buyer at the Closing; provided, however, except with respect to a breach by Seller of Section 2.5, Seller and Shareholder shall not indemnify Buyer for the failure to obtain the consents on Schedule 4.10(C) and any Damages resulting therefrom; and

(C) except as set forth above, and except for the Excluded Assets and Excluded Liabilities, all liabilities and obligations after the Closing Date that relate to or arise out of the conduct of the Business after the Closing Date.

2.4 Excluded Liabilities. Except as specifically set forth in Section 2.3, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, any liabilities or obligations of Seller and shall indemnify and hold Buyer harmless with respect to such liabilities and obligations. Buyer shall only be responsible for the Assumed Liabilities and except for the Assumed Liabilities, Buyer does not and will not assume or become liable on any contract of Seller or for any actual or potential indebtedness, obligation or liability of Seller, including without limitation:

(A) any successor liability in tort or otherwise, including any such liability that may be incurred in connection with pending or threatened litigation, whether or not such liability is known, unknown or contingent, and Seller will continue to be solely responsible for and shall pay the same directly to the persons to whom the same are payable;

(B) any liability for Excluded Assets;

(C) any liability for Taxes relating to the Business, including the Acquired Assets and Liabilities, attributable to a period on or prior to the Closing Date, regardless of when such Taxes first became or become due;

(D) any liability for customer claims, including claims regarding the products and services delivered by Seller on or prior to the Closing Date;

(E) any Taxes imposed on Seller in connection with this Agreement and the transactions proposed hereby; and

(F) any liabilities of Seller with respect to any retention, incentive or similar payments from Seller relating to the sale of the Acquired Assets, and all liabilities, claims, damages and obligations associated with the Plans.

Without limiting the generality of the foregoing provisions of this Section 2.4, except for the Assumed Liabilities, Buyer is not assuming, and Buyer is not responsible for, any obligations or liabilities of Seller, however arising, including those liabilities or obligations for Seller’s prior actions, product liability claims or customer claims attributable to a period on or prior to the Closing Date, and whether such liabilities or obligations are currently existing or hereafter arising or now known, foreseeable, unknown or unforeseeable. The liabilities that are excluded under this Section 2.4 are deemed “Excluded Liabilities.”

2.5 Additional Covenants Regarding Assumed Contracts. With regard to the Assumed Contracts on Schedule 4.10(C), for 180 days after the Closing, the Seller shall use its commercially reasonable best efforts and shall cooperate in any arrangement which the Buyer may reasonably request, to provide to the Buyer the benefits under any such Assumed Contract, including (a) attempting to obtain a consent to the assignment of such Assumed Contracts or (b) if such a consent cannot be obtained during this 180 day period, to the extent permitted by the Assumed Contracts, entering into subcontracts or other contractual arrangements which will provide such benefits to the Buyer.

2.6 Shareholder Guaranty. In connection with the Minnesota Office Space Assignment described below, Shareholder is the back-up guarantor of the Minnesota Office Space, and as result thereof, Buyer shall grant a security interest in the Intellectual Property included as part of the Acquired Assets pursuant to a Security Agreement in substantially the form attached hereto as Exhibit B (the “Security Agreement”).

ARTICLE 3

CLOSING; PURCHASE PRICE; ALLOCATION OF REVENUE AND EXPENSES

3.1 Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets and Liabilities pursuant to this Agreement will take place as soon as possible after all conditions precedent set forth in Articles 9 and 10 have been satisfied, at the offices of Buyer’s counsel, Mackall, Crounse & Moore, PLC, on or before January 17, 2012, or at such other time or date as agreed among the parties (the “Closing Date”). Notwithstanding the time of the Closing, the Closing Date shall be deemed to be as of 11:59 p.m. central time on the date hereof.

3.2 Purchase Price. During the period beginning on the Closing Date and continuing for a period of five (5) years thereafter or until Buyer has paid Seller $650,000.00 (or the optional pre-payments in Sections 3.2(B) or (C) hereunder have been made), whichever is earlier (the “Earn-Out Period”), the Buyer shall make payments to Seller as and for the Purchase Price hereunder as follows:

(A) Within thirty (30) days of the end of each calendar quarter during the Earn-Out Period, Buyer shall make “Earn-Out Payments” to Seller equal to the sum of (i) twenty percent (20%) of Net Software License Revenue from such calendar quarter that result from the sales opportunities listed in the acquired sales pipeline and the acquired resellers included as part of the Acquired Assets as of the Closing Date as set forth on the attached Schedule 3.2(A), and post-Closing referrals from Seller’s direct sales force or channel partners plus (ii) for all Net Software License Revenues not covered by (i) above, ten percent (10%) of the Net Software License Revenue The maximum aggregate amount payable pursuant to (A)(ii) will not exceed $400,000. Any license fees received by Seller pursuant to Section 3.02 of the Master Distributor Agreement shall be deemed to be a payment made under Section 3.2(A)(1) above.

(B) At any time prior to the expiration of the two (2) year period beginning on the Closing Date (the “Early Buy-Out Period”), Buyer may elect to terminate its obligation to make further Earn-Out Payments by providing written notice to Seller and paying, within thirty (30) days of the date of Buyer’s written notice, a termination fee (the “Early Termination Fee”) equal to $400,000 (without reduction or setoff for any prior Earn-Out Payment amounts earned and accrued hereunder). Upon payment of the Early Termination Fee, the Earn-Out Period shall terminate and Buyer’s obligation to make further Earn-Out Payments hereunder shall terminate.

(C) At any time after the expiration of the Early Buy-Out Period but before the expiration of the Earn-Out Period (the “Optional Buy-Out Period”), Buyer may elect to terminate its obligation to make further Earn-Out Payments by providing written notice to Seller and paying, within thirty (30) days of the date of Buyer’s written notice, a termination fee (the “Optional Termination Fee”) equal to $650,000 minus the amount of all prior Earn-Out Payments. Upon payment of the Optional Termination Fee, the Earn-Out Period shall terminate and Buyer’s obligation to make further Earn-Out Payments hereunder shall terminate.

(D) Buyer’s obligation to make Earn-Out Payments hereunder shall be secured by a security interest in the Intellectual Property included as part of the Acquired Assets pursuant to the terms of the Security Agreement.

(E) Member agrees to unconditionally guarantee Buyer’s obligation to make Earn-Out Payments hereunder.

3.3 Allocation of Revenue and Expenses. Seller’s Balance Sheet as of November 30, 2011 has been provided to Buyer as listed on Schedule 3.3(i) and indicated the book values of the certain Acquired Assets and Liabilities. There shall be an allocation of revenue received by Seller and expenses paid by Seller relating to the Acquired Assets and Liabilities from December 1, 2011 until Closing (the “Adjustment Period”) equal to all collections by Seller of receivables during the Adjustment Period less all payments made by Seller with respect to the Adjustment Period and employment related salary expenses during and applicable solely to the Adjustment Period (and that part of any bonus, employee expense reimbursement, incentive, commission or other payment paid during the Adjustment Period and attributable solely to the Adjustment Period) relating to the Acquired Assets and Liabilities consistent with the pro forma calculation attached hereto as Schedule 3.3(ii) (the “Pre-Closing Allocation Adjustment”). If collections exceed payments during the Adjustment Period, then Seller shall pay Buyer the net excess of collections less payments. If collections are less than payments, then Buyer shall pay Seller the net excess of payments less collections. A preliminary Pre-Closing Allocation Adjustment payment is due at Closing with a final Pre-Closing Allocation Adjustment payment reflecting any changes to the preliminary Pre-Closing Allocation Adjustment being due within

60 days of Closing or the determination by the Accountant, as set forth in Section 3.5. Seller shall conduct the Business in the ordinary course of business and shall not defer revenue or accelerate the payment of any expenses associated with the Business for the purpose of increasing the amount of the Pre-Closing Allocation Adjustment.

3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in a manner determined by Buyer, and Buyer shall provide this allocation to Seller. Buyer, on the one hand, and Seller, on the other hand, agree that they shall not take any position or action inconsistent with such allocation in the filing of any income Tax Returns.

3.5 Dispute Resolution. In the event either party has any objection to the determination of any Earn-Out Payments in accordance with Section 3.2 or the Pre-Closing Allocation Adjustment in accordance with Section 3.3, such objecting party must, (i) with regard to the Earn-Out Payment, within thirty (30) days after its receipt of a fourth quarter Earn-Out Payment or receipt of the final Earn-Out Payment during the Earn-Out Period, give written notice (the “Earn-Out Dispute Notice”) to Buyer specifying in reasonable detail such objections and (ii) with regard to the final Pre-Closing Allocation Adjustment, within thirty (30) days after its receipt of the proposed final Pre-Closing Allocation Adjustment, give written notice (the “Pre-Closing Allocation Adjustment Dispute Notice” and collectively with the Earn-Out Dispute Notice, the “Dispute Notice”) to the other party specifying in reasonable detail such objection. During such 30-day period, the objecting party and its representatives shall be given reasonable access to other party’s management employees and books and documents relating to the relevant period for purposes of verifying information used to calculate the applicable Earn-Out Payment or proposed final Pre-Closing Allocation Adjustment. Such access shall be provided during normal business hours upon reasonable advance written notice. If no party delivers a Dispute Notice within such 30-day period, such determination shall be final, binding and conclusive on the parties. With respect to any disputed amounts, Seller and Buyer shall negotiate in good faith during the 30-day period after the date of the other party’s receipt of a Dispute Notice to resolve any such disputes. If Seller and Buyer are unable to resolve all such disputes within such 30-day period, then, within five (5) business days after the expiration of such 30-day period, all disputes shall be submitted to a nationally recognized, independent public accounting firm selected by mutual agreement of Seller and Buyer, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by Seller and Buyer in the conduct of their respective businesses (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes. In selecting the Accountant for purposes of this Agreement, the parties hereby waive any conflict or potential conflict arising from any services performed by such firm for Seller or Buyer or any of their respective affiliates. The Accountant shall act as an arbitrator to determine only those issues that remain in dispute and such determination shall be based solely on a review of the factual materials presented by Seller and Buyer, either on their own initiative or at the specific request of the Accountant, and such accounting principles and literature as the Accountant shall deem appropriate. Seller and Buyer shall make their presentations within thirty (30) days after the dispute is submitted to the Accountant. The Accountant’s determination shall be made within thirty (30) days of such presentations, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive on the parties. The fees and expenses of the Accountant shall be allocated by the Accountant between Seller and Buyer based on the aggregate percentage that the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party, and each party shall bear its own other expenses in connection therewith, including, without limitation, its attorneys’ and accountants’ fees.

3.6 Buyer Deliverables. At the Closing, Buyer shall deliver to Seller:

(A) Such agreements, instruments, certificates and other documents required to be delivered by Buyer pursuant to Article 10;

(B) an assignment in form and substance satisfactory to Buyer (the “Minnesota Office Space Assignment”) of the leased real property located at 2901 East 78th Street, Bloomington, Minnesota 55425 (the “Minnesota Office Space”) which shall include a guaranty of the lease for the Minnesota Office Space by Member;

(C) an assignment in form and substance satisfactory to Buyer (the “North Dakota Office Space Assignment”) of the leased real property located at 300 North 5th Street, Suite 1, Grand Forks, North Dakota (the “North Dakota Office Space”);

(D) a license agreement in substantially the form attached hereto as Exhibit C (the “VMp Live Software License”), executed by Buyer granting to Seller a world-wide, perpetual, irrevocable, sublicensable, transferable and royalty-free license to use, reproduce, distribute copies, create derivative works of, publicly perform and display, and otherwise exploit the VMp Live (scheduler) software and any Derivatives, in both source code and object code format;

(F) the Security Agreement

3.7 Seller and/or Shareholder Deliverables. At the Closing, Seller and/or Shareholder shall deliver, or cause a third party affiliate to deliver, to Buyer:

(A) the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller pursuant to Article 9 and possession of the Acquired Assets and Liabilities;

(B) the Minnesota Office Space Assignment, executed by Shareholder and including written consent of the landlord and which shall include a back-up guaranty of the lease for the Minnesota Office Space by Shareholder;

(C) the North Dakota Office Space Assignment, executed by Seller and including written consent of the landlord; and

(D) an agreement obligating Buyer to provide support for the VME Extension Software and, in addition, for a period of ninety (90) days following Closing to resell the VME Extension Software solely to those potential customers identified in the Master Distributor and Support Agreement in substantially the form attached hereto as Exhibit D (the “Master Distributor Agreement”). The payment to (or if a payment accidentally is made to Seller rather than Buyer, retention by) Seller of any license fees payable pursuant to Section 3.01 of the Master Distributor Agreement shall constitute Earn-Out Payments hereunder and shall be payable to Seller in accordance with Section 3.2 hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Except as set forth in the disclosure schedules delivered to Buyer contemporaneously herewith (the “Seller’s Disclosure Schedules”), Seller and Shareholder, jointly and severally, represent to Buyer the following:

4.1 Organization, Standing, Etc. of Seller. Seller represents that it (A) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted by it and to own or lease and to operate the properties used by it, and (B) Seller is qualified to do business in each state of the United States in which the Business is conducted that requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Business. Schedule 4.1 lists the states in which Seller is qualified to do business. For the purposes of this Agreement, a “Material Adverse Effect on the Business” means any and all material adverse change(s) in, or material adverse effect(s) on, the assets, prospects, liabilities, financial condition, business or operations of the Acquired Assets and Liabilities or the Business.

4.2 Authorization. The Contemplated Transactions have been duly and validly authorized by Seller’s board of directors and Shareholder and all necessary corporate action on the part of Seller and Shareholder has been taken. This Agreement has been duly executed and delivered by a duly authorized officer of Seller and Shareholder.

4.3 No Violation. Except as set forth on Schedule 4.3, neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions hereby, will (A) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, Seller’s or Shareholder’s respective Certificate of Incorporation or Bylaws or any agreement, indenture or other instrument under which Seller or Shareholder is bound or to which any of its assets is subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of its assets, or (B) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over either of Seller or Shareholder or their respective assets, the result of which would (either individually or in the aggregate) have a Material Adverse Effect on the Business.

4.4 Enforceability. This Agreement constitutes the valid and legally binding obligation of Seller and Shareholder, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5 Governmental Authorizations and Third Party Consents. Except as set forth on Schedule 4.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or third party are required to be obtained or made by Seller or Shareholder in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

4.6 Financial Statements and Undisclosed Liabilities. Each of the income statements, balance sheets and related financial statements for the Business delivered to the Buyer in connection herewith (such statements hereinafter being referred to as the “Financial Statements”) have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition of the Business, the Acquired Assets and Liabilities and the results of operation of the Business at the dates thereof and for the periods covered thereby. Except for normal year-end adjustments (which in the aggregate will not be material to Seller’s Financial Statements), Seller has no liability (and there is no basis for any present or future action, suit, investigation, claim or other similar action that would reasonably give rise to any liability) that did not arise in the ordinary course of business.

4.7 Absence of Certain Changes or Events. Since December 31, 2010, Seller has conducted its operations related to the Business in the ordinary course of business and usual course consistent with past practice and there has not been any event, occurrence or development which has had, or would have, a Material Adverse Effect on the Business.

4.8 Title to Acquired Assets.

(A) Except for equipment that is subject to leases, or conditional sales agreements, finance leases and similar agreements (collectively the “Equipment Leases”), Seller is the sole owner of or has other valid ownership rights in the Acquired Assets (other than real property which is addressed in Section 4.8(B)). Seller’s right, title and interest in equipment that is subject to an Equipment Lease is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.

(B) Seller owns no real property. Schedule 4.8(B) includes a list of all of Seller’s direct (or with regard to the Minnesota Office Space indirect through Shareholder) leased real property. With respect to real property listed on Schedule 4.8(B), the Seller’s and Shareholders direct or indirect right, title and interest in the real property leases relating to such real property is included in the Acquired Assets, subject to assignment to Buyer and assumption by Buyer of the obligations thereunder.

4.9 Transferred Intellectual Property.

(A) Schedule 4.9(A) identifies and describes each product (including a listing of the Software and modules available with, and components in, each product) or service currently manufactured, marketed, licensed, sold or otherwise distributed or made available by Seller, as well as products or services currently under development by Seller (the “Seller Products”).

(B) Schedule 4.9(B) identifies: (i) each item of Registered IP in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number of such application/registration and the current status of such application/registration and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Seller has delivered to Buyer complete and accurate copies of all applications, written correspondence and other material documents related to each such item of Registered IP.

(C) Schedule 4.9(C) identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Seller (other than any non-customized Software that (a) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (b) is not incorporated into, or used in the development, manufacturing, provisioning, hosting, or distribution of, any Seller Product, (c) is generally available to be licensed by any Person, in the quantities licensed to Seller and for the same usage and license restrictions applicable to Seller, on standard terms for less than $1,000 per copy and (d) was licensed by Seller for less than $1,000 per copy for Seller’s and its representatives’ use for Seller’s enterprise), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Seller, (iii) whether the license or licenses granted to Seller are exclusive or non-exclusive and (iv) each Seller Product that embodies, utilizes or is based upon or derived from (or, with respect to Seller Products under development, that are expected to embody, utilize or be based upon or derived from) such Intellectual Property Rights or Intellectual Property.

(D) Schedule 4.9(D) identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest to or in (whether or not such Person has exercised such claim, right or interest), any Seller IP (other than non-exclusive, internal use rights granted to end user customers in the ordinary course of business pursuant to Seller’s standard form of customer agreement documents), including each patent license, trademark license and technology license. Except as set forth on Schedule 4.9(D), Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, Exploit, assert, or, in the case of Owned Seller IP and Seller IP licensed exclusively to Seller, enforce any Seller IP anywhere in the world.

(E) Seller has provided to Buyer a complete and accurate copy of each standard form of Seller IP Contract used by Seller, including each standard form of: (i) product license or services agreements, (ii) product or service support agreement, (iii) statement of work, (iv) development agreement, (v) distributor or reseller agreement, (vi) employee agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (vii) consulting or independent contractor agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (viii) confidentiality or nondisclosure agreement, (ix) order forms and (x) alliance or similar agreements. Other than those Contracts listed on Schedule 2.1(ii), no Seller IP Contract executed by Seller contains any of the following clauses, terms and/or conditions, or substantially the equivalent thereof: (a) a most favored nation clause or other clause that purports to adjust pricing or services provided by Seller based on the terms made available to other customers, (b) a non-competition provision or other clause that purports to restrict Seller’s right to Exploit any product or service or enter into agreements with any other Person, (c) a potential obligation of Seller to a liability greater than the fees paid by any customer, (d) an obligation to provide access to, maintain or support any Seller Product for greater than thirty-six (36) months after the Closing Date, (e) any warranty on Seller Software in excess of twelve (12) months, (f) except for limitations which restrict Seller’s ability to make alterations that materially impair or reduce Seller Product or related maintenance and support services, any limitation on Seller’s ability to alter any Seller Product, the rules of use governing an end user’s use of, or access to, Seller Product, or the support or maintenance services related to any Seller Product, (g) provisions that grant, vest or convey ownership or exclusive rights to, or do not provide that Seller retains sole and exclusive ownership of, any work product, derivatives, improvements, modifications or inventions under any Seller IP Contract or (h) provisions restricting, or granting any other party any additional rights in the event of, any change of control of Seller (however defined, including a sale of membership interest or assets or both). Other than those Contracts listed on Schedule 2.1(ii), to Seller’s Knowledge, no Seller IP Contract executed by predecessor owners of the Seller software contains any of the following clauses, terms and/or conditions, or substantially the equivalent thereof: (a) a most favored nation clause or other clause that purports to adjust pricing or services provided by Seller based on the terms made available to other customers, (b) a non-competition provision or other clause that purports to restrict Seller’s right to Exploit any product or service or enter into agreements with any other Person, (c) a potential obligation of Seller to a liability greater than the fees paid by any customer, (d) an obligation to provide access to, maintain or support any Seller Product for greater than thirty-six (36) months after the Closing Date, (e) any warranty on Seller Software in excess of twelve (12) months, (f) except for limitations which restrict Seller’s ability to make alterations that materially impair or reduce Seller Product or related maintenance and support services, any limitation on Seller’s ability to alter any Seller Product, the rules of use governing an end user’s use of, or access to, Seller Product, or the support or maintenance services related to any Seller Product, (g) provisions that grant, vest or convey ownership or exclusive rights to, or do not provide that Seller retains sole and exclusive ownership of, any work product, derivatives, improvements, modifications or inventions under any Seller IP Contract or (h) provisions restricting, or granting any other party any additional rights in the event of, any change of control of Seller.

(F) Seller exclusively owns all right, title and interest to and in the Owned Seller IP free and clear of any Encumbrances other than Permitted Licenses. Without limiting the generality of the foregoing:

(i) All documents and instruments, if any, reasonably necessary to perfect the rights of Seller in the Owned Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee, agent, partner, consultant or contractor of Seller or Shareholder, and each other Person who is or was involved in the creation, development or maintenance of any Owned Seller IP has signed a valid, enforceable agreement containing: (a) an irrevocable assignment of Intellectual Property Rights to Seller and/or a work-made-for-hire agreement under the U.S. Copyright Act or analogous provision of applicable non-U.S. law vesting in Seller exclusively all Intellectual Property Rights developed in the course of the Person’s relationship with Seller, and (b) confidentiality provisions protecting the Owned Seller IP. No current or former stockholder, member, officer, director, governor, partner or employee has any claim, right (whether or not currently exercisable) or interest to or in any Owned Seller IP. To Seller’s Knowledge, no employee is: (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or Shareholder, or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) Seller has not used, and to Seller’s Knowledge no predecessor owner of the Owned Seller IP used, directly or indirectly, any funding, facilities or personnel of any Governmental Authority to develop or create, in whole or in part, any Owned Seller IP.

(iv) Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all information that Seller holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, and except as listed on Schedule 4.9(F)(iv) which lists all escrow agreements to which Seller is a party and all the parties thereto, no portion of the source code for any Software ever owned by Seller has been disclosed or licensed to any escrow agent or other Person.

(v) Seller is not now, nor was it ever in the past, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Owned Seller IP.

(vi) Seller owns or otherwise possesses all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted, and Seller has not used or included any confidential information of any third party in the development of Seller Products. Except as set forth in the Schedule 4.9(F)(vi), no royalties, license fees, charges or other payments to any third party are due in respect of any Seller IP. Other than with respect to the Excluded Assets, from and after the Closing, Buyer will own or possess all Intellectual Property Rights necessary to conduct the business of Seller as currently conducted and as contemplated to be conducted.

(vii) To Seller’s Knowledge, Seller does not require the consent of any other Person, and no other Person is a necessary party, to any future legal proceeding that may be brought to enforce rights to or in the Owned Seller IP.

(G) To Seller’s Knowledge, all Owned Seller IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Each U.S. patent application and U.S. patent in which Seller has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Seller has or purports to have an ownership interest was filed, or claims priority to a patent application filed, prior to each invention described in the foreign patent application or foreign patent being made available to the public. Notwithstanding the preceding sentence, Seller hereby advises Buyer that Seller does not have any U.S. or foreign patents.

(ii) To Seller’s Knowledge, no trademark or trade name owned, used or applied for by Seller conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person.

(iii) Each item of Owned Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments and other actions required to be made or taken to maintain such item of Owned Seller IP in full force and effect have been made by the applicable deadline. Schedule 4.9(G)(iii) accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Owned Seller IP in full force and effect.

(iv) No interference, opposition, reissue, reexamination or other legal proceeding is pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any Owned Seller IP is being, has been or could reasonably be expected to be contested or challenged. To Seller’s Knowledge, there is no basis for a claim that any Owned Seller IP is invalid or unenforceable.

(H) To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Schedule 4.9(H)(i) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence (including by making an unsolicited offer to grant a patent license to Seller) that has been sent or otherwise delivered to Seller or any representative of Seller regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Seller IP, and provides a brief and accurate description of the current status of the matter referred to in such letter, communication or correspondence. To Seller’s Knowledge, Schedule 4.9(H)(ii) accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence (including by making an unsolicited offer to grant a patent license to Seller) that has been sent or otherwise delivered to any predecessor owner of the Seller IP, regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Seller IP, and provides a brief and accurate description of the current status of the matter referred to in such letter, communication or correspondence.

(I) Each of Seller Products contains all notices, legends, restrictions, disclaimers and attributions necessary to reasonably demonstrate and preserve Seller’s Intellectual Property Rights in the Owned Seller IP, and to comply with the obligations set forth in the Assumed Contracts.

(J) Neither the execution, delivery or performance of this Agreement (or any related agreements), nor the consummation of the Contemplated Transactions, will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP, (ii) a breach of any license agreement listed or required to be listed in Schedule 4.9(C) or (D), (iii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Seller IP.

(K) Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No infringement, misappropriation or similar claim or legal proceeding is pending or, to Seller’s Knowledge, threatened against Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or legal proceeding. Except as set forth in Schedule 4.9(K)(i), Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(ii) In the normal course of business, as per standard industry practice, Seller has provided in its Contracts a provision to indemnify, defend, hold harmless or reimburse the other party with respect to any intellectual property infringement, misappropriation or similar claim.

(L) No claim or legal proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller is pending or, to Seller’s Knowledge, has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect: (i) the use or Exploitation of such Intellectual Property or Intellectual Property Right by Seller, or (ii) the manufacturing, distribution or sale of any Seller Product.

(M) None of the Software Exploited (other than non-customized third-party Software licensed to Seller for internal use on a non-exclusive basis): (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date or currency data) that materially and adversely affects the use, functionality or performance of such Software or any Seller Product containing or used in conjunction with such Software, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Software or any Seller Product containing, supported, hosted or provisioned by, or used in conjunction with, such Software.

(N) No Exploited Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed, or (ii) damaging or destroying any data or file without the user’s consent.

(O) Schedule 4.9(O)(i) lists all escrow agreements to which Seller is a party and all the parties thereto. Except as set forth in Schedule 4.9(O)(i) and Schedule 4.9(O)(ii), no source code for any Seller Software has been delivered, licensed or made available by Seller and, to Seller’s Knowledge, by anyone else, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee. Except as set forth in Schedule 4.9(O)(i), Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software to any Person who is not, as of the date of this Agreement, an employee.

(P) Except as set forth in Schedule 4.9(P), no Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that: (i) could require, or could condition the use or distribution of such Seller Software or other Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Seller Software or other Intellectual Property, or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of Seller to use, distribute or provide access to any Seller Software or other Intellectual Property. Except as set forth in Schedule 4.9(P), no Open Source Technology was or is used in, incorporated into, derived from, dynamically linked to, integrated, distributed or bundled with, or used in the development or compilation of, any Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller. No Seller Software or other Intellectual Property Exploited (or currently being developed) by Seller has been licensed, distributed or otherwise made available as Open Source Technology.

(Q) Seller has complied in all material respects with all applicable legal requirements and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Seller or by third parties on behalf of or having authorized access to the records of Seller. Seller has not received any written complaint regarding Seller’s collection, use or disclosure of Personal Information. Seller has not experienced any breach of security or unauthorized access by third parties to Personal Information in Seller’s possession, custody or control.

(R) Schedule 4.9(R) identifies each domain name owned or used by Seller, and includes the applicable domain name registrar, the expiration date and the record owner. None of such domain names have been or are subject to any demand letters, ICANN Uniform Dispute Resolution Policy proceedings, gTLD or ccTLD domain name dispute proceedings, or other legal proceedings.

(S) To Seller’s Knowledge, Seller’s operation of any websites used in connection with the business of Seller, the content thereof, and all data processed, collected, stored or disseminated in connection therewith, do not violate any legal requirement, or any Person’s right of privacy or publicity. Seller: (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its websites and to use its data, and (ii) is operating its websites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses. Seller has taken all steps in accordance with normal industry practices to secure its websites and data from unauthorized access or use thereof by any Person. To Seller’s Knowledge, no website security measure implemented by Seller has been penetrated, and no website of Seller has been the target of any defacement, unauthorized access, denial-of-service assault or other attack by hackers.

4.10 Contracts.

(A) Schedule 4.10(A) lists all Assumed Contracts relating to the Business between Seller and any other person or entity that place any material limitation on the method of conducting or the scope of the Business or that purport to restrict the business activities of Seller in any manner relating to the Business, or use of information in the Business.

(B) Schedule 4.10(B) lists all Assumed Contracts and, subject to Section 2.5 and Schedule 4.10(C), all such Assumed Contracts are valid, binding and in full force and effect. Except as set forth in Schedule 4.10(C), Seller is not in default in any material respect under any of the Assumed Contracts, and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Assumed Contracts, or cause the acceleration of any liability of Seller, or result in the creation of any encumbrance upon any of the Assets. Except as set forth on Schedule 4.10(C), to the Seller’s and Shareholder’s Knowledge, no other party is in default under any of the Assumed Contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Assumed Contracts, or cause the acceleration of any liability owed to Seller. None of the Assumed Contracts have been canceled, terminated, amended or modified from the terms set forth in the copies or descriptions of the Assumed Contracts made available by Seller to Buyer and, to the Seller’s and Shareholder’s Knowledge, all parties to such Assumed Contracts are in all material respects in compliance therewith.

(C) Seller has made available to Buyer a copy or description of each of the Assumed Contracts. Subject to Section 2.5, all of Seller’s right, title and interest in these Assumed Contracts will be assigned to Buyer at Closing. Except as set forth on Schedule 4.10(C), no consent or approval of the other contracting party to any Assumed Contract or any other Contract is required for the consummation of the transactions contemplated herein

4.11 Litigation and Product Liability. No actions, suits, proceedings or governmental investigations are pending against Seller or, to Seller’s Knowledge, overtly threatened, involving the Business or the Acquired Assets and Liabilities at law or in equity or before any Governmental Authority. As of the date of this Agreement, Seller is not subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation. Seller has no liability or basis for any liability arising out of any injury to individuals or property as the result of the ownership, use or possession of any product or service, sold, leased or delivered by Seller.

4.12 Licenses and Permits. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by Seller prior to the date hereof, all of which are identified on Schedule 4.12 (collectively “Permits”). Each of the Permits is in full force and effect, the Business is in compliance with the terms, provisions and conditions thereof, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings with respect to such Permits and no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein.

4.13 Environmental Compliance. The conduct of the Business complies with all Environmental Laws and there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigation or proceedings arising under or pursuant to Environmental Laws, with respect to or affecting any of the leased facilities.

4.14 Adequacy of Assets. The Acquired Assets and the Excluded Assets, as a whole, are sufficient for the conduct of the Business as currently conducted by Seller. Seller makes no representation or warranty regarding the sufficiency of the Acquired Assets with regards to the conduct of the Business by Buyer subsequent to the Closing Date.

4.15 Compliance with Other Instruments and Laws. Except as set forth on Schedule 4.15, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or Shareholder or any of their respective properties or assets, the result of which would (either individually or in the aggregate) have a Material Adverse Effect on the Business, or would materially impair Seller’s ability to consummate the Contemplated Transactions. Seller has materially complied, and is in material compliance, with all other Applicable Laws applicable to Seller or any of the Acquired Assets and Liabilities or the Business, and, to Seller’s Knowledge, no basis exists for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree. Seller has paid all sales and use Taxes that are due and payable with respect to the Business.

4.16 Accounts Receivable. The Accounts Receivable constituting a portion of the Acquired Assets will be good and valid receivables arising from the sale of goods and services in the ordinary course of business (subject to no counterclaims or offset), net of the applicable bad debt reserve, if any, currently recorded on such books and records.

4.17 Inventory. There is no inventory included in the Acquired Assets.

4.18 Brokers. Except as set forth on Schedule 4.18, no agent, broker, Person or firm acting on behalf of Seller or Shareholder is, or will be, entitled to any commission or broker’s or finder’s fees from Seller or Shareholder, or from any Person controlling, controlled by or under common control with Seller or Shareholder, in connection with any of the Contemplated Transactions. Buyer shall have no obligation or liability to any entity or Person set forth on Schedule 4.18 or otherwise with respect to any such commissions, brokers or finders fee.

4.19 Employees and Benefits.

(A) Schedule 4.19(A) sets forth a true and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto which currently is sponsored, established, maintained or contributed to or required to be contributed to by Seller or any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with Seller under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”), or which benefits any current or former employee, officer, director, governor or similar person (or their dependents) of Seller or any ERISA Affiliate, or for which Seller or any ERISA Affiliate has any liability, contingent or otherwise (the “Plans”). Each Plan that is a group health plan has been maintained and operated in compliance with Section 4980B and 9801 of the Code and Sections 601 et seq. and 701 et seq. of ERISA, including providing all required notices to its current and former employees. Seller shall indemnify Buyer for any loss or claim Buyer may incur in connection with any obligations relating to any current or former employee of Seller or any ERISA Affiliate arising from the failure of Seller or any ERISA Affiliate (or the entity that sponsors the group health plan providing coverage to any current or former employee of Seller or any ERISA Affiliate) to comply with Section 4980B or 9801 of the Code or Section 601 et seq. or 701 et seq. of ERISA, including any loss or claim resulting from the failure of Seller or any ERISA Affiliate (or the entity that sponsors the group health plan providing coverage to any current or former employee of Seller or any ERISA Affiliate) to provide any notices to any of Seller’s or any ERISA Affiliate’s current or former employees. This indemnity is exclusive of any other indemnity provided by Seller in this Agreement with respect to the subject matter of this Section 4.19.

(B) There are no pending, threatened or anticipated disputes, lawsuits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trust related thereto, and neither Seller nor any ERISA Affiliate has any obligation under any Plan or with respect to which Buyer would have any liability that could result in any loss to Buyer or the imposition of any encumbrance or lien on the Acquired Assets, including without limitation any obligations of Seller or any ERISA Affiliate relating to any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) or (d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA.

(C) Neither Seller nor any ERISA Affiliate has at any time within the six (6) year period preceding the date of this Agreement, sponsored, contributed to, had an obligation to contribute to or otherwise participated in: (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to which Buyer would have any loss or that could result in an encumbrance or lien attaching to any Acquired Assets; or (ii) any plan, program or arrangement that provides benefits, including without limitation death, health, medical or hospitalization benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliate, their dependents or beneficiaries beyond their retirement or other termination of employment other than (A) coverage mandated by Applicable Law, (B) death benefits or retirement benefits under any “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA, or (C) deferred compensation benefits accrued as liabilities on the books of Seller.

(D) Schedule 4.19 (D) sets forth a true and complete list of all current and former employees of Seller and any ERISA Affiliate, including each person employed by Seller and any ERISA Affiliate within the 36 month period immediately preceding the Closing Date, who: (i) as of the Closing Date is receiving health care continuation coverage under Section 4980B of the Code; (ii) is eligible, as of the Closing Date, to receive health care continuation coverage under Section 4980B of the Code but elected not to receive such coverage; or (iii) will be eligible to elect health care continuation coverage under Section 4980B of the Code in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations) contemplated by this Agreement.

(E) As of the date hereof, Shareholder has eleven (11) employees who perform services exclusively for Seller, all of whom are listed on Schedule 4.19(E)(the “Shareholder Employees”) and no consultants or contractors.

(F) Neither Seller nor Shareholder is required to provide any notification under the Workers Adjustment and Retraining Notification Act as a result of the consummation of the transactions contemplated herein (the “Warn Act”).

4.20 Labor.

(A) Each of Seller and Shareholder is and for the past three (3) years has been, in material compliance with all applicable federal, state and local laws and regulations thereunder regarding employment and employment practices, terms and conditions of employment, non-discrimination, affirmative action, wages and hours, plant closing, safety and health, and workers compensation, including, but not limited to, the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, and any other federal or state statute, ordinance or regulation governing the employment relationship.

(B) There are not any pending or, to Seller’s Knowledge, threatened charges, complaints, administrative complaints, or lawsuits against Seller and Shareholder alleging, among other things, breach of an employment contract (whether in fact, expressed or implied), torts such as invasion of privacy, defamation, or intentional infliction of emotional distress, or any violations of any employment law, regulation or statute, including, but not limited to, the statutes and laws cited above.

(C) Seller further represents that neither it nor Shareholder is currently subject to any consent decrees, judgments, arbitration awards, or orders from any governmental body concerning any federal, state or local laws regarding employment and employment practices, terms and conditions of employment, non-discrimination, affirmative action, wages and hours, plant closings, safety and health, workers compensation and any and all of the employment laws, regulations or statutes cited above.

4.21 Taxes.

(A) Seller has timely filed or caused to be timely filed, or is on extension with, all federal, state and local Tax Returns for all federal, state and local Taxes; all such Tax Returns are proper, complete and accurate in all material respects; and all amounts showing thereon have been paid.

(B) Seller has paid, caused to be paid or has reserved for all Taxes that have become due.

(C) The amounts set up as provisions for Taxes on Seller’s Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of any kind.

(D) Seller has not received and/or has no Knowledge of any notice of deficiency or assessment with respect to Seller, or any of the Acquired Assets, or any basis for any of the foregoing, from any taxing authorities. Seller has not been notified by the Internal Revenue Service that it intends to audit the federal income Tax Returns of Seller.

(E) There is no litigation, governmental or other proceeding (formal or informal), or investigation pending, or to Seller’s Knowledge, threatened, with respect to any such federal, state or local Tax Return. There are no Tax liens upon, pending against or, to Seller’s Knowledge, threatened against any Acquired Assets.

4.22 Shareholder. Shareholder is the holder of all of the issued and outstanding shares of each and every class and series of capital stock of Seller. There are no outstanding subscriptions, warrants, options, agreements, convertible securities or other commitments pursuant to which Seller is or may be obligated to issue any shares of any class or series of its capital stock or other securities to any other Person.

4.23 Customers. To Seller’s Knowledge, no significant customer of the Business has indicated to Seller that it intends to cease doing business with the Business or materially alter the amount of business it does with the Business by reason of the consummation of the transactions contemplated hereby or otherwise.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND MEMBER

Except as set forth in the disclosure schedules delivered to Seller contemporaneously herewith (the “Buyer’s Disclosure Schedules”), Buyer and Member hereby represent and warrant to Seller the following:

5.1 Organization and Standing of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as currently conducted by it.

5.2 Authorization. The execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Buyer, and the consummation of the Contemplated Transactions by Buyer, have been duly authorized by all necessary action on the part of Buyer and do not conflict in any material respect with its charter, operating agreement or similar document. This Agreement has been duly executed and delivered by a duly authorized manager of Buyer.

5.3 Enforceability. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 Compliance with Other Instruments and Laws. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer and its subsidiaries, taken as a whole (a “Material Adverse Effect on Buyer”), or would materially impair Buyer’s ability to consummate the Contemplated Transactions.

5.5 Governmental Authorizations and Third-Party Consents. No consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than the consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer. Buyer is not currently engaged in, or contemplating, any business transaction that would be reasonably expected to hinder or delay the authorizations and consents referred to in this Section 5.5.

5.6 Litigation. No action, suit, proceeding or governmental investigation is pending or, to Buyer’s Knowledge, overtly threatened, against Buyer or its properties, at law or in equity or before any Governmental Authority that seeks to question, delay or prevent the consummation of the Contemplated Transactions.

5.7 Brokers. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker’s or finder’s fees from Buyer, or from any Person controlling, controlled by or under common control with Buyer, in connection with any of the Contemplated Transactions. Seller shall have no obligation or liability to any entity or Person with respect to any such commissions, brokers or finders fee.

ARTICLE 6

COVENANTS OF SELLER

Seller agrees to the following covenants with respect to itself:

6.1 Conduct of Business.

(A) Except as may be otherwise expressly permitted by this Agreement, or with the prior consent of Buyer, until the earlier of the Termination Date or the Closing Date, Seller will: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance and similar policies of or relating to the Business; and (iv) use commercially reasonable efforts to preserve each of Seller’s relationships with its suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Business.

(B) Without limiting the generality of Section 6.1(A), until the earlier to occur of the Termination Date or the Closing Date, and except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall not, with respect to the Business:

(i) enter into any transaction in excess of Ten Thousand dollars ($10,000.00) in connection with the Business outside the ordinary course of business;

(ii) conduct the Business in a manner that departs materially from the manner in which the Business was being conducted prior to the date of this Agreement;

(iii) sell, lease, license, transfer, mortgage or assign any of the Acquired Assets or Liabilities, tangible or intangible, other than in the ordinary course of business;

(iv) cancel, compromise, knowingly waive or release any material right or claim (or series of related rights and claims) under any contracts that form a part of the Acquired Assets, outside the ordinary course of business;

(v) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any of Shareholder’s Employee, other than the increases and payments in the ordinary course of business consistent with past practice in the compensation payable to Shareholder’s Employees;

(vi) establish, adopt, enter into, amend or modify in any material respect, or terminate, except as required by any Applicable Law, any Plan; and

(vii) agree to do any of the foregoing.

If Seller wishes to engage in any act that falls within the provisions of Section 6.1(B), Seller shall provide prior written notice thereof to Buyer who shall advise Seller in writing within five (5) business days of whether Buyer has an objection to such action.

6.2 Access. Subject to reasonable notice and as permitted by law, and subject to the Non-Disclosure Agreement, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives access during normal business hours throughout the period from the date hereof until the earlier of (i) the Closing Date or (ii) the Termination Date to all of the

properties, books, contracts, commitments and records of the Business and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business, including information to allow Buyer to evaluate and select the Buyer-Hired Employees, as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in Seller’s Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to the Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 6.2 as confidential in compliance with Section 8.4.

6.3 Non-Competition and Non-Solicitation. Seller acknowledges that, prior to Closing, Buyer plans to offer employment to a sufficient number of (i) Shareholder’s Employees to allow Buyer to achieve hiring, as of Closing, of at least 75% of Shareholder’s Employees (the “Buyer-Hired Employees”) as at-will employees of the Buyer. Seller acknowledges that those Shareholder’s Employees who wish to accept offers of employment with Buyer will resign their employment with Seller and/or Shareholder as of Closing and will cease providing services to Seller and/or Shareholder as of Closing. Seller acknowledges and expressly waives any non-competition, non-solicitation and confidentiality obligations owed by Buyer-Hired Employees to Seller and/or Shareholder for purposes of hiring and employing the Buyer-Hired Employees. From and after the Closing, Buyer (and any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Buyer-Hired Employees.

Further, in consideration for the parties entering into the transaction contemplated by this Agreement to purchase the Acquired Assets, Seller and Shareholder agree as follows with regard to the Business and Buyer agrees as follows with regard to Shareholder’s Business:

(A) Seller, Seller Affiliate and Shareholder Non-Competition. Seller and Shareholder agree that Seller, Seller Affiliates and Shareholder will not, directly or indirectly, unless with the prior written consent of Buyer, during the shorter of the five (5) year period following the Closing or the eighteen (18) month period following the earlier termination of the Earn Out Period (“Restricted Period”), (i) solicit, conduct business with, or provide Business-related services or products to, any client who received Business-related or similar services or products from Seller, within 24 months prior to the Closing within the Buyer Territory (defined below) for the purpose of competing with the Business, (ii) directly or indirectly, own, invest in, fund, establish, operate, manage, join, control or participate in or be connected as an officer, employee, partner, landlord, consultant, member or otherwise, with any other business providing products or services competitive with the Business located within the area in which Seller conducted Business or sold similar products or services as of the Closing Date (“Buyer Territory”), or (iii) directly or indirectly, solicit or hire any person employed by Buyer, or any of Buyer’s affiliates or predecessors-in-interest, including the Buyer-Hired Employees. For purposes of the restrictive covenants contained in this Section 6.3(A), the Business shall be deemed to include the Genus Media Upshot Server.

(B) Tolling regarding Seller, Seller Affiliate and Shareholder. If Seller, Seller Affiliates or Shareholder violates any of the restrictions contained in this section, the Restricted Period will be suspended and will not run in favor of Seller, Seller Affiliates or Shareholder from the time of the commencement of any violation until the time when Seller, Seller Affiliates or Shareholder cures the violation.

(C) Buyer Remedies. Seller and Shareholder acknowledge that the restrictions contained in this section, in view of the nature of Buyer’s business and the transactions contemplated by this Agreement, are reasonable and necessary to protect Buyer’s legitimate business interests. Seller and Shareholder also acknowledge that the remedy at law for a breach of the foregoing will be and is inadequate, and that any violation of this section would result in irreparable injury to Buyer. Seller and Shareholder therefore acknowledge that, in addition to all other remedies available at law or in equity, in the event of a breach or a threatened breach by Seller, Seller Affiliates or Shareholder of this section, Buyer shall be entitled to (i) a temporary restraining order and injunctive relief restraining Seller, Seller Affiliates and Shareholder from the commission of any breach, without having to post bond for such injunctive relief, (ii) recover attorney’s fees, expenses and costs Buyer incurs in such action, and/or (iii) recover any and all other damages to which Buyer may be entitled at law or in equity as a result of such breach.

(D) Buyer and Buyer Affiliate Non-Competition. Buyer agrees that Buyer and Buyer Affiliates will not, directly or indirectly, unless with the prior written consent of Shareholder, during the Restricted Period, (i) solicit, conduct business with, or provide services or products to, any client who received Shareholder’s Business-related or similar services or products from Shareholder, within 24 months prior to the Closing within the Shareholder Territory (defined below) for the purpose of competing with Shareholder’s Business, (ii) directly or indirectly, own, invest in, fund, establish, operate, manage, join, control or participate in or be connected as an officer, employee, partner, landlord, consultant, member or otherwise, with any other business providing products or services competitive with the Shareholder’s Business located within the area in which Shareholder conducted Shareholder’s Business or sold similar products or services as of the Closing Date (“Shareholder Territory”), or (iii) directly or indirectly, solicit or hire any person employed by Shareholder, or any of Shareholder’s affiliates or predecessors-in-interest.

(E) Tolling regarding Buyer and Buyer Affiliate. If Buyer and Buyer Affiliate violates any of the restrictions contained in this section, the Restricted Period will be suspended and will not run in favor of Buyer or Buyer Affiliates from the time of the commencement of any violation until the time when Buyer or Buyer Affiliates cures the violation.

(F) Shareholder Remedies. Buyer acknowledges that the restrictions contained in this section, in view of the nature of Shareholder’s Business and the transactions contemplated by this Agreement, are reasonable and necessary to protect Shareholder’s legitimate business interests. Buyer also acknowledges that the remedy at law for a breach of the foregoing will be and is inadequate, and that any violation of this section would result in irreparable injury to Shareholder. Buyer therefore acknowledges that, in addition to all other remedies available at law or in equity, in the event of a breach or a threatened breach by Buyer or Buyer Affiliates of this section, Shareholder shall be entitled to (i) a temporary restraining order and injunctive relief restraining Buyer and Buyer Affiliate from the commission of any breach, without having to post bond for such injunctive relief, (ii) recover attorney’s fees, expenses and costs Shareholder incurs in such action, and/or (iii) recover any and all other damages to which Shareholder may be entitled at law or in equity as a result of such breach.

(G) Reformation. The parties confirm that the activity, territorial and time limitations set forth herein are reasonable and properly required for the adequate protection of Buyer and its legitimate business interests and Shareholder and its legitimate business interest, as applicable. Notwithstanding their agreement that such limitations are reasonable, the parties acknowledge and agree that it is possible that a court of competent jurisdiction could differ on the limitations for any covenant not to compete. Accordingly, if any court of competent jurisdiction determines that any of the limitations herein shall exceed the maximum permitted by applicable law, then such court shall reform such provision to be enforceable to the maximum extent permitted by applicable law.

(H) No Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this section shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.

6.4 Release of Liens, Security Interests and Financing Leases. Seller shall transfer the Acquired Assets to Buyer at the Closing, free and clear of all liens, interests, claims, security interests and encumbrances, including acquired financing/capital leases (and any liens and interests associated therewith) and other contracts acquired by Buyer other than the Security Agreement described in Section 3.2(D).

6.5 Plans, Benefits and Policies. Seller acknowledges that Buyer has no obligation to hire any individual Shareholder’s Employee that desires to be hired by Buyer and Seller shall retain all liabilities related to its Plans. The terms and provisions of this Section 6.5 are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Section 6.5 does not confer any such rights, upon any Buyer-Hired Employees.

6.6 Use of Corporate Name. After the Closing Date, Seller will cease and discontinue the use of the company name “Ancept,” “Ancept Media Server,” or any other name confusingly similar to such names, except that for a reasonable period of time from the Closing Date, Seller may refer to those names in connection with identifying itself as “formerly known as” one or more of those names where such identification is required by law, rule or regulation. Seller will provide Buyer with such consents and shall perform such other acts (including changing Seller’s name and any assumed name) as may be necessary to enable Buyer to use the name “Ancept” or any variation or derivation thereof in the jurisdictions in which Seller heretofore has done business.

6.7 Obligation to Update. Between the date of this Agreement and the Closing Date, Seller shall promptly notify in writing Buyer if Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of Seller as of the date of this Agreement or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in Seller’s Disclosure Schedules if Seller’s Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller shall promptly deliver to Buyer a supplement to Seller’s Disclosure Schedules specifying such change. During the same period, Seller shall promptly notify Buyer of the occurrence of any breach of any of its covenants in Article 6 or Article 8 or the occurrence of any event that could adversely affect the satisfaction of the conditions in Article 9. Any notification provided pursuant to this Section 6.7 shall not relieve Seller of its obligations pursuant to Article 9 or Buyer’s rights pursuant to Section 12.2.

6.8 Exclusivity. Until the earlier of (A) the termination of this Agreement pursuant to Article 11 or (B) the Closing Date, Seller shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to (i) any business combination transaction involving Seller, including the merger or consolidation of Seller or the sale of Seller’s business or any of its assets (other than in the ordinary course of business), or (ii) the issuance, sale or transfer of stock (or securities exercisable for, or convertible or exchangeable into, stock, or other equity interests or equity equivalents) or debt securities of Seller or any of its subsidiaries or affiliates.

ARTICLE 7

COVENANTS OF BUYER

7.1 Investigation. In conducting its review of the Business, Buyer shall conduct itself so as to not unreasonably interfere with the Business or with the performance of Shareholder’s Employees.

ARTICLE 8

COVENANTS OF ALL PARTIES

8.1 Cooperation Among Parties. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to cooperate with each other in order to consummate the Contemplated Transactions in a timely manner, including doing the following;

(A) to execute and deliver any further instruments or documents that are reasonably requested by a party or counsel to any party signatory hereto to evidence or facilitate the consummation of the Contemplated Transactions;

(B) to hire (in Buyer’s sole discretion) at least seventy-five percent (75%) of Shareholder’s Employees with Buyer having the sole discretion as to which Shareholder’s Employees Buyer shall hire; and

(C) to assign to Buyer with respect to its assumption of all capital and operating leases of Seller used in the operation of the Business that are included in the Acquired Assets.

The parties acknowledge and agree that time is of the essence, and they will work together in an attempt to (i) finalize forms of ancillary agreements to be delivered at the Closing, and (b) close the Contemplated Transactions as soon as feasible and in no event after January 17, 2012.

8.2 Consents. Subject to Section 2.5, Seller and Buyer will use their commercially reasonable efforts to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions.

8.3 Liability for Transfer Taxes. Seller shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (including without limitation any goods and services Tax, but for the avoidance of doubt, excluding any income Taxes) (“Transfer Taxes”) arising out of or in connection with or attributable to the Contemplated Transactions. Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are required under Applicable Law, provided, however, that Seller’s preparation of such Tax Returns shall be subject to Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

8.4 Confidentiality.

(A) Except as expressly modified by this Agreement, the Mutual Non-Disclosure Agreement executed between the parties on February 18, 2010 (the “Confidentiality Agreement” or “Non-Disclosure Agreement”) will remain in full force and effect. If the Contemplated Transactions are not consummated, each party will immediately return or destroy all confidential information of the other party and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 8.4(A) in writing.

(B) Except to the extent a party is required by law, rule or regulation, no party shall, and will direct its representatives not to make, without the prior written consent of the other party, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of the existence of, the terms of this Agreement. If a party is required by law to make such a disclosure, or if a party must make such disclosure to satisfy a legal demand of a court of competent jurisdiction or regulatory body, it must first provide to the other party the content of the proposed disclosure, and the time and place that the disclosure will be made. Upon consummation of the Contemplated Transactions, Buyer will be entitled to publicize the Acquisition in its customary manner.

8.5 Post-Closing Cooperation Among Parties. Subject to Section 2.5 hereof, following the Closing Date, other than Excluded Assets, to the extent Buyer may determine that the parties failed to include a Contract necessary to operate the Business among the Assumed Contracts, Seller shall use its commercially reasonable efforts to assist Buyer so that such Contract shall be assigned to and assumed by Buyer.

8.6 Post-Closing Software Covenants.

(A) After Closing, Buyer shall ensure that the Seller Software is compatible with and will provide functionality for Seller’s Niagara line of encoders, and Shareholder will provide Buyer with access to Shareholder’s Niagara encoders and such other Shareholder products as the parties may agree from time to time for testing, validation and development purposes.

(B) During the Earn-Out Period, Shareholder will continue to promote the Seller Software through its world-wide channels and allow the Seller Software to be part of Shareholder’s presence at NAB and IBC tradeshows.

(C) Promptly following closing, Seller and Buyer will terminate the existing software reseller agreement between Seller and Buyer and execute a separate referral agreement and a separate reseller agreement with Shareholder for its Niagara products as determined by the parties to be appropriate.

8.7 Collection of Accounts Receivable. After the Closing, Buyer shall be empowered to collect all Accounts Receivable and other items transferred to Buyer hereunder and to endorse with the name of Seller any checks or other instrument received on account of any such Accounts Receivable or other items. Seller agrees to promptly transfer to Buyer any cash, checks or other property that Seller may receive in respect of the Accounts Receivable or other items. At the written request of Buyer, Seller will cooperate, and will use its best efforts to have the officers, directors, and other employees of Seller cooperate, with Buyer on and after the Closing Date in endeavoring to effect the collection of all Accounts Receivable and with respect to other actions, proceedings, arrangements or disputes involving the Accounts Receivable based upon Contracts, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

8.8 Tax Certificates. As soon as reasonably practicable after Closing, Seller shall have provided to Buyer certificates (A) as to the good standing and payment of all applicable Taxes by Seller, executed by the appropriate official of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as set forth on Schedule 4.1 and (B) from the appropriate taxing authorities (including, but not limited to, those authorities in the states listed on Schedule 4.1) stating that no Taxes are due from any state or other taxing authority for which Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Acquired Assets.

8.9 Further Acts and Assurances. Subject to Section 2.5, Seller and Shareholder agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of Buyer, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to Buyer any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable to vest, perfect and confirm of record in Buyer, its successors and assigns, the title to any of the Acquired Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to purchase the Acquired Assets and Liabilities and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Buyer, in its sole discretion, in whole or in part):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

9.2 Performance. Seller and/or Shareholder shall have performed in all material respects all obligations required by this Agreement to be performed by Seller and/or Shareholder on or before the Closing Date.

9.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations made by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

9.4 Certificate. Buyer shall have received from an executive officer of Seller certificates dated as of the Closing Date, confirming to such person’s Knowledge that the conditions applicable to it in Sections 9.1, and 9.2 have been met, and including copies of the necessary company resolutions of Seller that authorize the transaction.

9.5 Consents. Those approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the Contemplated Transactions for the North Dakota Office Lease Assignment and the Minnesota Office Lease Assignment shall have been obtained and shall be in full force and effect.

9.6 Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer, subject to Schedule 4.10(C), all of Seller’s right and title to and interests in the Acquired Assets and Liabilities, in form and substance reasonably satisfactory to Buyer, including, without limitation:

(A) bills of sale, assignments, leases and general conveyances with respect to the Acquired Assets and Liabilities, dated as of the Closing Date;

(B) assignments of all Assumed Contracts and any other agreements and instruments constituting Acquired Assets and Liabilities assigning to Buyer, subject to Schedule 4.10(C), all of Seller’s right, title and interest therein and thereto, dated as of the Closing Date;

(C) certificates of title to all Acquired Assets identified on Schedule 2.1(i) that are evidenced by titles, duly endorsed for transfer to Buyer as of the Closing Date; and

(D) any UCC termination filings that are necessary for Seller to be able to transfer and convey to Buyer the Acquired Assets and Liabilities free and clear of any and all liens, interests, claims, security interests and encumbrances, other than liens, interests, claims, and security interests that Buyer agrees to assume.

9.7 Other Deliveries. Buyer shall have received the deliveries set forth in Sections 3.7.

9.8 Pre-Closing Allocation Adjustment. If Seller owes Buyer pursuant to the Pre-Closing Allocation Adjustment, Seller shall pay such amount owed under the preliminary Pre-Closing Allocation Adjustment by wire transfer.

9.9 Buyer-Hired Employees. At least seventy-five percent (75%) of Shareholder’s Employees shall have agreed in writing to work for Buyer after the Closing. At a minimum, each of the following individuals shall have agreed to work for Buyer after the Closing on terms and conditions acceptable to Buyer: Mark LaFrenz, Kurt Mehlhoff, Chad Sears, and Rory (Butch) Terrien

9.10 Change of Corporate Name. On or prior to the Closing Date, and in any event within five (5) business days after the Closing Date, Seller will have provided to Buyer with evidence that Seller has legally changed its company name to some other name that does not include “Ancept,” “Ancept Media Server” or any other name confusingly similar to such names.

9.11 No Material Adverse Effect. Since the date of this Agreement, there shall have been no event or circumstance or series of related events or circumstances that have caused or could reasonably be expected to cause a Material Adverse Effect on the Business.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE

The obligation of Seller to sell, transfer and convey the Acquired Assets and Liabilities to Buyer and otherwise consummate the Contemplated Transactions that are to be consummated at the Closing is subject to the satisfaction, as of the day of Closing, of the following conditions (any of which may (to the extent permitted by Applicable Law) be waived by Seller, in its sole discretion in whole or in part):

10.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (A) any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date, or (B) the accuracy of any of such representations and warranties is affected by any of the Contemplated Transactions.

10.2 Performance. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing Date.

10.3 No Conflict. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the Contemplated Transactions or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

10.4 Certificate. Seller shall have received from a manager of Buyer a certificate dated the Closing Date confirming, to such person’s Knowledge, that the conditions in Sections 10.1 and 10.2 have been met, and including copies of the necessary corporate resolutions of Buyer that authorize the transaction.

10.5 Consents. All corporate approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on Schedule 5.5 shall have been obtained and shall be in full force and effect and the approvals, consents, waivers and authorizations required to be obtained by the Seller for the North Dakota Office Lease Assignment and the Minnesota Office Lease Assignment shall have been obtained and shall be in full force and effect.

10.6 Other Deliveries. Seller shall have received the deliveries required to be made to it as set forth in Section 3.6.

10.7 Pre-Closing Allocation Adjustment. If Buyer owes Seller pursuant to the Pre-Closing Allocation Adjustment, Buyer shall pay such amount owed under the preliminary Pre-Closing Allocation Adjustment by wire transfer.

ARTICLE 11

TERMINATION

11.1 Right to Terminate Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the (“Termination Date”)) by written notice from one party to the other under the following circumstances:

(A) if the Closing has not occurred on or before the Closing Date, unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

(B) by mutual written consent of Buyer and Seller;

(C) by Buyer, if any of the conditions in Article 9 has not been satisfied or if satisfaction of any such condition is or becomes impossible, in each case as of January 17, 2012 (other than through the failure of Buyer to comply with Buyer’s obligations under this Agreement), and Buyer has not waived such conditions on or before the Closing Date; and

(D) by Seller, if any of the conditions in Article 10 has not been satisfied or if satisfaction of any such condition is or becomes impossible, in each case as of January 17, 2012 (other than through the failure of Seller to comply with Seller’s obligations under this Agreement), and Seller has not waived such conditions on or before the Closing Date.

11.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 11.1:

(A) Each party shall promptly cause to be returned to any other party all documents and information obtained from such other party in connection with this Agreement and the Contemplated Transactions and all confidential information of such other party, including any copies of such documents and information.

(B) All rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party except for (i) the confidentiality provisions contained in Section 8.4 and the Confidentiality Agreement entered into prior to this Agreement between the parties, (ii) the rights and obligations of the parties under this Section 11.2 and (iii) Article 13. The parties agree that the remedies of the parties set forth in paragraphs (i) — (iii) of this Section 11.2(B) are the sole and exclusive remedies of the parties upon the termination of this Agreement prior to the Closing.

ARTICLE 12

SURVIVAL AND LIMITATION OF LIABILITY

12.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive for a period of twenty-four (24) months from the Closing Date. Notwithstanding the above, the following representations and warranties shall survive the Closing: (A) Sections 4.18 and 5.7 shall continue without expiration or limit, (B) the confidentiality obligations of the parties as set forth in Section 8.4 shall survive for the period of time set forth in the Confidentiality Agreement and (C) any and all representations and warranties as to Taxes or Tax liabilities, employees and benefits (as set forth in Sections 4.19 and 4.21), Title to Acquired Asset (as set forth in Section 4.8) and Transferred Intellectual Property (as set forth in Section 4.9) shall survive for the applicable statute of limitations. Notwithstanding the immediately preceding sentences, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentences if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement will survive the Closing for the applicable statute of limitations.

12.2 Indemnification.

(A) Seller and Shareholder hereby, jointly and severally, agree to indemnify, defend and hold harmless Buyer, and its successors and assigns against any and all liabilities, damages and losses, and all costs or expenses, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (all of the foregoing hereinafter referred to as “Damages”), incurred or suffered by Buyer as a result of or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by Seller or Shareholder in or pursuant to this Agreement, and (ii) the breach of any covenant, obligation or agreement made or to be performed, fulfilled or complied with by Seller or Shareholder pursuant to this Agreement or the agreements to be executed in connection therewith, including, but not limited to, the Master Distributor Agreement.

(B) Buyer and Member hereby, jointly and severally, agree, to indemnify, defend and hold harmless the Seller and Shareholder against Damages incurred or suffered as a result of or arising out of (i) any inaccuracy or breach of any representation or warranties made by Buyer or Member in or pursuant to this Agreement, and (ii) the breach of any covenant, obligation or agreement made or to be performed, fulfilled or complied with by Buyer or Member pursuant to this Agreement, including the payment of any of the Assumed Liabilities.

12.3 Indemnification Procedure for Third Party Claims.

(A) Promptly after receipt by an indemnified party (the “Indemnified Party”) of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 12.2(A) or (B) which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Action against it (“Third Party Claim”), the Indemnified Party shall, if a claim is to be made against an indemnifying party (the “Indemnifying Party”) under such Section 12.2(A) or (B), as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party’s failure to receive such notice.

(B) If any Third Party Claim referred to in Section 12.3(A) is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party will be entitled to participate in any Action underlying the claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate counsel, reasonably satisfactory to the Indemnifying Party, to defend such claim on behalf of such Indemnified Party), assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, except in the circumstances described in the parenthetical above, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 12.3(B) for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of the Third Party Claim: (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (except in respect of any claim for Taxes, where the Indemnified Party’s consent shall be required in all events) (a) there is no finding or admission of any violation of law or order or any violation of the rights of any Person, (b) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (c) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party or (d) such settlement or compromise does not require any payment or other action by, or limitation on, the Indemnified Party; (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claim effected without its written consent and (iii) the Indemnified Party shall have the right to participate in such defense and to employ counsel, in each case, at its own expense. Subject to this Section 12.3(B), if notice is given to an Indemnifying Party of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party, and the Indemnifying Party will be responsible for any losses incurred in connection with the defense, compromise, settlement or final determination of such Action.

12.4 Indemnification Procedure for Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article 12 that does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of a claim promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 12, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver written notice of its objection to all or any part of such claim or demand to the Indemnified Party (a “Counter Notice”) within twenty (20) days of its receipt of notice of such claim or demand from the Indemnified Party, then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party.

12.5 Indemnification Cap. Except for the Security Agreement, notwithstanding anything in this Article 12 to the contrary, the maximum aggregate amount payable by an Indemnifying Party to an Indemnified Party for Damages in respect of any claim or claims made by an Indemnified Party for indemnification under Section 12.2(A) or (B) (each, a “Claim”) shall not exceed $525,000.00 (the “Cap”). The parties acknowledge and agree that the Cap shall not apply to instances of fraud or criminal conduct or with respect to any violation of the non-competition covenants contained in Article 6.

12.6 Exclusive Remedy. The parties hereto hereby acknowledge and agree that one of the purposes of the representations and warranties and covenants and obligations in this Agreement is to give the aggrieved party the right to be indemnified pursuant to this Agreement. Accordingly, each of the parties hereto hereby acknowledge and agree that except for a claim or action for fraud or except for matters covered by the Security Agreement, the indemnification rights of the parties under this Article 12 represent the sole and exclusive remedy that the parties hereto have following the Closing with respect to any misrepresentation or breach of any representation, warranty or covenant under this Agreement on the part of any party hereto. The Security Agreement shall be in addition to any rights for indemnification under this Article 12.

12.7 Right of Set-Off. Pursuant to the procedures set forth in this Section 12.7, Buyer shall be entitled to pursue Seller for amounts pursuant to this Article 12 or under any other provision of this Agreement by any and all remedies available in law and/or in equity, including, but not limited to, the right of Buyer to set-off any amount due as a direct credit against any sums due or becoming due to the Seller under this Agreement. In the event Buyer makes a claim, in good faith (the “Buyer Claim”) for indemnification under this Article 12 or for amounts owed to Buyer under any other provision of this Agreement, Buyer may, at its option, by giving written notice to Seller (without limiting any other rights it may have at law or equity), withhold all or a portion of the amounts to be paid to Seller under this Agreement or any other agreement, and pay such amounts into escrow with an escrow agent to be mutually agreed upon by Buyer and Seller. Such amounts will be held in escrow pending final adjudication or settlement of the claim. The amount to be withheld shall equal the indemnification amount or other amount reasonably deemed due under the Buyer Claim. On the date that there is a final adjudication or settlement of the Buyer Claim, if the final adjudication or settlement (the “Settlement Amount”) equals or exceeds the escrow amount, Buyer shall retain the escrow amount, together with any and all interest accrued and earned on the escrowed funds, in full or partial satisfaction of the Buyer Claim, as the case may be, and if the Settlement Amount is less than the escrow amount, the remaining escrow amount will be released to the Seller.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (C) sent by reputable next-day or overnight mail or courier. All such notices, requests, demands, waivers and other communication shall be deemed to have been received (i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, after telephone confirmation that the facsimile has been received in total. Any communications to a party shall be sent to the party at the following addresses:

Buyer and Member:	Genus Technologies, LLC 6600 France Avenue South Suite 425 Minneapolis, MN 55435 Attention: David B. Fetters Tel: (952) 844-2634 Fax: (952) 844-2670

with a copy to:	Mackall, Crounse & Moore, PLC 901 Marquette Avenue 1400 AT&T Tower Minneapolis, MN 55402 Attention: Jon M. Tynjala Tel: (612) 305-1406 Fax: (612) 305-1414 Email: jmt@mcmlaw.com

Seller and Shareholder:	ViewCast.com, Inc. 3701 W. Plano Parkway, Suite 300 Plano, Texas 75075 Attention: Chief Financial Officer Tel: 972-488-7200 Fax: 972-488-7299

with a copy to:	Haynes and Boone, LLP 2323 Victory Avenue Suite 700 Dallas, Texas 75219 Attention: Bruce Newsome, Esq. Tel: 214-651-5119 Fax: 214-200-0636 Email: bruce.newsome@haynesboone.com or, in each case, to such other address of a party as may be specified in writing by such party to the other parties in the manner set forth in this Section 13.1.

13.2 Severability. Any term or provision of the Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms or provisions of the Agreement in any other jurisdiction.

13.3 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Agreement.

13.4 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in the Agreement and attached hereto, and all signed documents to be delivered in connection with this Agreement are an integral part of the Agreement and are incorporated herein by this reference.

13.5 Rules of Construction. Unless the context otherwise requires: (A) a term has the meaning assigned to it; (B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (C) references in the singular or to ‘him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (D) the use of the word “including” shall mean including, without limitation, with regard to the items listed thereafter; (E) the headings in the Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Agreement or any provision thereof; (F) the Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Agreement to be drafted; (G) the use of the term “specific” in relation to a subject means relating exclusively to that subject; (H) references to “commercially reasonable efforts” in the Agreement shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time; and (I) whenever a payment is to be made under the Agreement, such payment shall be by bank check or wire transfer.

13.6 Waiver; Remedies Cumulative. Except as expressly set forth in this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (A) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (B) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (C) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any waiver must be in writing and signed by the party or parties against whom it is sought to be enforced.

13.7 Costs. Except as expressly set forth in this Agreement, each of Buyer and Seller will be responsible for and bear all of its respective costs and expenses (including the expenses of its representatives) incurred at any time in connection with this Agreement and the Contemplated Transactions.

13.8 Entire Agreement. Except with respect to the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the parties on the subject matter thereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

13.9 Assignments; Successors; and No Third Party Rights. No party may assign any of its rights or delegate any of its rights or obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except to such wholly-owned subsidiary of Buyer to whom the Acquired Assets and Liabilities may be sold, and except for such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.10 Governing Law; Jurisdiction and Service of Process. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Minnesota, Hennepin County, or, if it has or can acquire jurisdiction, in the United States District Court located in Minneapolis, Minnesota, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court. Process in any action or proceeding referred to in this Section 13.10 may be served on any party anywhere in the world.

13.11 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

MEMBER:

GENUS TECHNOLOGIES, LLC, a Minnesota limited liability company

By:	/s/ David Fetters
David Fetters
Its: Co-Chief Manager

BUYER:

GENUS TECHNOLOGIES SOFTWARE, LLC, a Minnesota limited liability company

By:	/s/ David Fetters
David Fetters
Its: Co-Chief Manager

SELLER:

ANCEPT CORPORATION, a Delaware corporation

By:	/s/ Laurie L. Latham
Laurie L. Latham
Its: CFO

SHAREHOLDER:

VIEWCAST.COM, INC., d/b/a ViewCast Corporation, a Delaware corporation

By:	/s/ Laurie L. Latham
Laurie L. Latham
Its: CFO

EXHIBIT A

Definitions

The following terms, as used in this Agreement, shall have the following meanings unless otherwise specifically defined therein:

“Accountant” has the meaning set forth in Section 3.5.

“Accounts Receivable” means any of the following: means any of the following: (a) all accounts receivable (including all amounts billed but not yet earned) under agreements or contracts for goods or services provided in connection with the Business in favor of Seller and other rights to payment from customers of Seller in connection with the Business and the full benefit of all security for such accounts or right to payment, (b) all other Accrued Billings, accounts or notes receivable of Seller with respect to the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right relating to any of the foregoing, in each case after deducting adequate bad debt reserves and as determined in accordance with GAAP.

“Accrued Billings” means all amounts for services accrued but not yet billed with the offset account to a liability account “Deferred Revenue.”

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Assets and Liabilities” has the meaning set forth in Section 2.1.

“Acquisition” has the meaning set forth in the recitals.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Adjustment Period” has the meaning set forth in Section 3.3.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancept Software” means the following software and any Derivatives thereof: (1) VMp Platform (server), (2) VMp Portal (client), (3) VMp Extensions (p/k/a ViewCast Media Extensions (extensions), (4) VMp Live (scheduler), and (5) any other software included as part of the Acquired Assets. Beginning on the first anniversary of the Closing Date, the Genus Media Upshot Server shall be deemed to be included in the definition of “Ancept Software” solely for purposes of calculating the Earn-Out Payments hereunder (but for no other purposes whatsoever, except as specifically provided in Section 6.3(A) hereof). Notwithstanding the foregoing, any existing or future Genus Media Upshot Extensions or the Genus Media Upshot Content Administration Application that do not incorporate other Ancept Software or are not bundled with VMp Platform (i.e., within a single sale transaction to a customer or to the extent sold to the same customer within six (6) months of a transaction that does not include any Ancept Software or VMp Platform) shall be deemed to remain separate and will not be Derivatives and any Net Software License Revenue generated with respect thereto will be excluded from the calculation of any Earn-Out Payments.

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“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

“Assets” has the meaning set forth in Section 2.1.

“Assumed Contracts” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Business” means the development and licensing of digital asset management server software products, collectively known as the Ancept Software, that provide the workflows and processes for the management of digital media files; the related support, customization and other services to software customers; and marketing and selling of such software products directly and through indirect channels.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Affiliate” means Buyer’s affiliates, directors or employees.

“Buyer Claim” has the meaning set forth in Section 12.8.

“Buyer’s Disclosure Schedule” has the meaning set forth in Article 5.

“Buyer-Hired Employees” has the meaning set forth in Section 6.3.

“Buyer Financial Statements” has the meaning set forth in Section 5.8.

“Buyer Territory” has the meaning set forth in Section 6.3.

“Buyer’s Knowledge” (or other words to that effect) means the actual knowledge of a fact or matter of either David B. Fetters or Alex S. Makovetsky, or a fact or matter or awareness that either David B. Fetters or Alex S. Makovetsky should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of conducting the business of Buyer; provided, however, that Buyer’s Knowledge shall not be construed to impose any duty on David B. Fetters or Alex S. Makovetsky to investigate the matter to which such knowledge or absence thereof pertains, or to impose upon David B. Fetters or Alex S. Makovetsky any individual personal liability other than related to fraud or intentional misrepresentation. The failure of David B. Fetters or Alex S. Makovetsky to investigate any matter to which the absence of knowledge pertains shall not be deemed an admission by Seller that David B. Fetters or Alex S. Makovetsky satisfied the reasonable discovery and awareness standard set forth above.

“Cap” has the meaning set forth in Section 12.5.

“Claim” has the meaning set forth in Section 12.5.

“Closing” has the meaning set forth in Section 3.1.

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“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 8.4.

“Contemplated Transactions” means the transactions contemplated by the Agreement.

“Contracts” means all legally binding agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements, express or implied, oral or written, whether or not enforceable.

“Counter Notice” has the meaning set forth in Section 12.4.

“Damages” has the meaning set forth in Section 12.2.

“Deferred Revenue” means all amounts invoiced or received by Seller under agreements or contracts for goods or services in connection with the Business that have not yet been earned or rendered by Seller, including Accrued Billings, as determined in accordance with GAAP.

“Derivative” means a work that is based upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such pre-existing works may be recast, transformed, or adapted, including, without limitation any compilation that incorporates such a preexisting work.

“Dispute Notice” has the meaning set forth in Section 3.4.

“Earn-Out Notice Dispute” has the meaning set forth in Section 3.5.

“Earn-Out Payment” has the meaning set forth in Section 3.2.

“Earn-Out Period” has the meaning set forth in Section 3.5

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable federal, state and local laws, ordinances and regulations pertaining to protection of public health, welfare or the environment, protection of air and water quality, storage, handling and use of Hazardous Materials, and generation, storage, disposal or other management of waste materials, the Clean Air Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the United States Environmental Protection Agency and all other applicable Governmental Authorities.

3

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.19.

“Equipment Leases” has the meaning set forth in Section 4.8.

“Exploited” shall mean, with respect to Software or other Intellectual Property, manufactured, produced, distributed, modified, supplemented, extended, published, performed, offered, transmitted, used, provided, licensed, or sold and each of “Exploit” and “Exploitation” shall have a corresponding meaning.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Financial Statements” has the meaning set forth in Section 4.6.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Genus Media Application Programming Interface” (API) means the technical specification developed by Member for programmatic communication with rich media software applications.

“Genus Media Upshot Server” means the server platform implementation developed by Member consisting of (i) the set of web services that provides rich media ingestion, processing, management and delivery services through the proprietary Genus Media API layer (“Genus Media Upshot Services”); and (ii) the set of web services that allows Genus Media Upshot Services to access Enterprise Content Management (ECM) repositories including IBM FileNet Content Manager, IBM Content Manager Enterprise Edition, and Alfresco (“Genus Media Upshot Content Services”).

“Genus Media Upshot Content Administration Application” means the application developed by Member that provides a user interface for Genus Media Upshot Server administrative functions such as ingesting, managing, organizing, securing, and delivering media assets.

“Genus Media Upshot Extensions” means the existing and future unique software applications developed by Member that provide content ingestion and delivery integration for IBM and other vendor applications based on the Genus Media API. Current extensions include IBM Web Content Management (WCM), IBM Connections, IBM WebSphere Portal, IBM WebSphere Commerce, and Facebook. An application extension for IBM Unica Marketing Operations has been identified and documented in product roadmaps.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, quasi-governmental, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

4

“Indemnified Party” has the meaning set forth in Section 12.3.

“Indemnifying Party” has the meaning set forth in Section 12.3.

“Intellectual Property” shall mean and includes all algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works, (B) trademark and trade name rights and similar rights, (C) trade secret rights, (D) patents and industrial property rights, (E) other proprietary rights in Intellectual Property of every kind and nature and (F) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

“Master Distributor Agreement” has the meaning set forth in Section 3.7.

“Material Adverse Effect on Buyer” has the meaning set forth in Section 5.4.

“Material Adverse Effect on the Business” has the meaning set forth in Section 4.1.

“Minnesota Office Space” has the meaning set forth in Section 3.6.

“Minnesota Office Space Assignment” has the meaning set forth in Section 3.6.

“Net Software License Revenue” shall mean license fees, subscription fees and similar revenues paid or payable to Buyer or otherwise earned by Buyer, its affiliates, successor or assigns, with respect to the Ancept Software.

“Non-Disclosure Agreement” has the meaning set forth in Section 8.4.

“North Dakota Office Space” has the meaning set forth in Section 3.6.

5

“North Dakota Office Space Assignment” has the meaning set forth in Section 3.6.

“OEM” means an original equipment manufacturer.

“Open Source License” shall mean any license or agreement for any Open Source Technology.

“Open Source Technology” shall mean each of any Exploited Intellectual Property owned by, used by or licensed to Seller that (A) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models, or (B) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by Seller (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge, or (C) grants to any third party any rights to or immunities under the Intellectual Property and proprietary rights owned by Seller. Open Source Technology includes Intellectual Property licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), or (h) any license or distribution agreement or arrangement now listed on www.opensource.org/licenses/index.php.

“Owned Seller IP” shall mean all Seller IP owned or purported to be owned by the Company, including the Seller Software and all Company IP listed Schedule 4.9(B).

“Permitted Licenses” shall mean (a) licenses granted pursuant to the Contracts listed in Schedule 4.9(D) and (b) non-exclusive, internal use, access rights granted to end user customers in the ordinary course of business pursuant to Seller’s standard form of customer agreement documents.

“Permits” has the meaning set forth in Section 4.12.

“Person” means an individual, a corporation, a limited or general partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means, without limitation: (A) personally identifiable information or personal data as defined under the Legal Requirements of any jurisdiction in which the Company conducts business, including: (i) personally identifiable information as defined by Title V of the United States Gramm-Leach-Bliley Act, 15 U.S.C. §§6801, et seq., and any amendments thereto and regulations promulgated thereunder, or (ii) personal data as defined in the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995, and any amendments thereto; and (B) personal information, including a person’s name, information about a person’s sex, date of birth, age, income, address, email address, telephone number, Social Security number, state identification or driver’s license numbers, account information, PIN numbers, access and security codes, login information, health or medical information, mother’s maiden name, or credit information.

6

“Plans” has the meaning set forth in Section 4.19.

“Purchase Price” has the meaning set forth in Section 2.1.

“Pre-Closing Allocation Adjustment” has the meaning set forth in Section 3.3

“Pre-Closing Allocation Adjustment Dispute” has the meaning set forth in Section 3.5

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Restricted Period” has the meaning set forth in Section 6.3.

“Security Agreement” has the meaning set forth in Section 3.2.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Affiliate” means Seller’s affiliates, directors, employees, agents, advisors or representatives.

“Seller’s Disclosure Schedule” has the meaning set forth in Article 4.

“Seller IP” shall mean all Intellectual Property Rights and Intellectual Property owned, in whole or in part, by Seller, exclusively licensed to Seller or otherwise Exploited by Seller.

“Seller IP Contract” shall mean any Contract to which Seller is a party, or by which Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for Seller.

“Seller’s Knowledge” (or other words to that effect) means the actual knowledge of a fact or matter of either John C. Hammock or Laurie L. Latham, or a fact or matter or awareness that either John C. Hammock or Laurie L. Latham, should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of conducting the Business; provided, however, that Seller’s Knowledge shall not be construed to impose any duty on John C. Hammock or Laurie L. Latham, to investigate the matter to which such knowledge or absence thereof pertains, or to impose upon John C. Hammock or Laurie L. Latham, any individual personal liability other than related to fraud or intentional misrepresentation. The failure of John C. Hammock or Laurie L. Latham, to investigate any matter to which the absence of knowledge pertains shall not be deemed an admission by Buyer that John C. Hammock or Laurie L. Latham, have satisfied the reasonable discovery and awareness standard set forth above.

“Seller Products” has the meaning set forth in Section 4.9.

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“Seller Software” shall mean the Software owned or purported to be owned by Seller, including VMp Platform (server), VMp Portal (client), VMp Extensions (extensions), and VMp Live (scheduler) and all upgrades, modifications and related Derivatives.

“Settlement Amount” has the meaning set forth in Section 12.7.

“Shareholder” has the meaning set forth in the introductory paragraph.

“Shareholder’s Business” shall mean the development and licensing of media capture, encoding and transcoding hardware and related Software products, collectively known as (i) ViewCast Niagara® hardware and software and (ii) Osprey® video capture cards; the related support, customization and other services to customers; and marketing and selling of such products directly and through indirect channels globally.

“Shareholder’s Knowledge” (or other words to that effect) means the actual knowledge of a fact or matter of either John C. Hammock or Laurie L. Latham, or a fact or matter or awareness that either John C. Hammock or Laurie L. Latham, should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of conducting the Business; provided, however, that Shareholder’s Knowledge shall not be construed to impose any duty on John C. Hammock or Laurie L. Latham, to investigate the matter to which such knowledge or absence thereof pertains, or to impose upon John C. Hammock or Laurie L. Latham, any individual personal liability other than related to fraud or intentional misrepresentation. The failure of John C. Hammock or Laurie L. Latham, to investigate any matter to which the absence of knowledge pertains shall not be deemed an admission by Buyer that John C. Hammock or Laurie L. Latham, have satisfied the reasonable discovery and awareness standard set forth above.

“Shareholder Territory” has the meaning set forth in Section 6.3.

“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Taxes” in the plural and “Tax” in the singular means all federal, state, local and foreign Taxes, including income, employment (including Social Security, withholding and state disability), excise, property, franchise, gross income, real or personal property, ad valorem, sales, use, customs, duties, and other Taxes, fees, assessments or charges of any kind, together with all interest, additions to Tax and penalties relating thereto.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 11.1.

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“Termination Fee” has the meaning set forth in Section 3.2.

“Territory” has the meaning set forth in Section 6.3.

“Third-Party Claim” has the meaning set forth in Section 12.3.

“Transfer Taxes” has the meaning set forth in Section 8.3.

“Transition Services Agreement” has the meaning set forth in Section 3.6.

“VAR” means a value-added reseller.

“ViewCast Niagara VMp Live Product” is defined as the combination of VMp Live and one of the Niagara system elements.

“VMp Live Software License” has the meaning set forth in Section 3.6

“WARN Act” has the meaning set forth in Section 4.19.

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EXHIBIT B

Form of Security Agreement

1

EXHIBIT C

Form of VMp Live Software License

1

EXHIBIT D

Form of Master Distributor and Support Agreement

1